                                                                     Exhibit 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        EMMIS COMMUNICATIONS CORPORATION
                       (As amended through July 16, 1998)


         The Amended and Restated Articles of Incorporation (the "Restated Articles") of Emmis Communications Corporation, a corporation organized and existing under the laws of the State of Indiana (the "Corporation"), are as follows:


                                    ARTICLE I

                                 Corporate Name

         The name of the Corporation is Emmis Communications Corporation.


                                   ARTICLE II

                                    Purposes

         The purpose of the Corporation is to transact any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, as now or hereafter amended (the "Act"). The Corporation shall have the same capacity to act as possessed by natural persons and shall have and exercise all powers granted to business corporations formed under the Act and permitted by the laws of the State of Indiana in force from time to time hereafter, including, but not limited to, the general rights, privileges and powers set out in the Act, the power to enter into and engage in partnerships and joint ventures, and to act as agent. The Corporation shall have the power and capacity to engage in all business activities, either directly or through any person, firm, entity, trust, partnership or association.

                                   ARTICLE III

                                   Definitions

         As used herein, the following terms shall have the meanings indicated:

         "Act" has the meaning defined in Article II.

         "Affiliate of Smulyan" means (i) any person or entity that, directly or indirectly, controls, is controlled by or is under common control with Smulyan,
(ii) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which Smulyan is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of voting securities, or in which Smulyan has a substantial beneficial interest, (iii) a Qualified Voting Trust, (iv) any other trust or estate in which Smulyan has a substantial beneficial interest or as to which Smulyan serves as trustee or in a similar fiduciary capacity, or (v) any relative or spouse of Smulyan, or any relative of such spouse, who has the same residence as Smulyan.

         "Alien" has the meaning defined in Article XI.

         "Alien Ownership Restrictions" has the meaning defined in Article XI.

         "Board of Directors" has the meaning defined in Section 7.2(a).

         "Class A Directors" has the meaning defined in Section 7.4(b).

         "Class A Shares" has the meaning defined in Section 6.1(a).

         "Class B Shares" has the meaning defined in Section 6.1(b).

         "Common Shares" has the meaning defined in Section 6.1(b).

         "Communications Act" has the meaning defined in Article XI.

         "Corporation" has the meaning defined in the introduction to these Restated Articles.

         "Effective Date" means the date and time at which the Restated Articles become effective.

         "Event of Automatic Conversion" means each of the automatic conversion events described in Section 7.6(a) or Section 7.6(c).

         "Existing Common Shares" has the meaning defined in Section 7.6(a).

         "Going Private Transaction" shall mean any transaction that is a "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3(a)(3), 17 C.F.R. ss. 240.13e-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended; provided, however, that the term "affiliate" as used in Rule 13e-3(a)(3)(i) shall be deemed to include an Affiliate of Smulyan.

         "Independent Director" shall have the meaning defined in Part III,
Section 5(c) of Schedule D to the By-Laws of the National Association of Security Dealers, Inc., as the same may be amended from time to time.

         "Preferred Stock" has the meaning defined in Section 6.1(c).

         "Qualified Voting Trust" means any voting trust, voting agreement or similar arrangement pursuant to which Smulyan generally controls the vote of the Common Shares held by or subject to such trust, agreement or similar arrangement, regardless of whether the beneficial owner reserves or is granted a limited right to vote such Common Shares in certain circumstances. A good faith determination by the Board of Directors as to whether a voting trust, voting agreement or similar arrangement constitutes a Qualified Voting Trust shall be conclusive and binding on all shareholders.

         "Restated Articles" has the meaning defined in the introduction to these Amended and Restated Articles of Incorporation of Emmis Broadcasting Corporation.

         "Smulyan" means and refers to Jeffrey H. Smulyan.



                                   ARTICLE IV

                                Term of Existence

         The period during which the Corporation shall continue is perpetual.



                                    ARTICLE V

                     Registered Office and Registered Agent

         The street address of the registered office of the Corporation is 950 North Meridian Street, Suite 1200, Indianapolis, Indiana 46204, and the name of the registered agent at such office is Steven C. Crane.

                                   ARTICLE VI

                                Capital Structure


         6.1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000), consisting of the following:

                  (a) Thirty-four million (34,000,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Shares");

                  (b) Six million (6,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Shares" and together with the Class A Shares, the "Common Shares"); and

                  (c) Ten million (10,000,000) shares of serial Preferred Stock, par value $.01 per share (the "Preferred Stock").

         6.2. Terms of Stock. The designations, preferences, powers, qualifications and special or relative rights or privileges of the capital stock of the Corporation shall be as set forth in Articles VII and VIII.


                                   ARTICLE VII

                                  Common Shares


         7.1. Identical Rights. Except as otherwise provided in these Restated Articles, all Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges, including, but not limited to, the right to share ratably in liquidation distributions after payment in full of creditors and payment in full to any holders of Preferred Stock then outstanding of any amount required to be paid under the terms of such Preferred Stock.


         7.2.  Dividends.

                  (a) General. When, as and if dividends are declared by the Corporation's board of directors (the "Board of Directors"), whether payable in cash, securities of the Corporation or other property, the holders of Common Shares shall be entitled, in accordance with the number of Common Shares held by each, to share equally in and to receive all such dividends, except that if dividends are declared that are payable in Common Shares, such stock dividends shall be payable at the same rate on each class of Common Shares and shall be payable only in Class A Shares to holders of Class A Shares and in Class B Shares to holders of Class B Shares.

                  (b) Record Date. Dividends declared by the Board of Directors shall be paid to the holders of record of the outstanding Common Shares as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend.

                  (c) Stock Dividends. Any Common Shares issued as a dividend shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable. The Corporation shall not issue fractions of Common Shares on payment of any such stock dividend but shall issue a whole number of shares to such holder of Common Shares rounded up or down in the Corporation's sole discretion to the nearest whole number, without compensation to the stockholder whose fractional share has been rounded down or from any stockholder whose fractional share has been rounded up.

         7.3. Stock Splits. The Corporation shall not in any manner subdivide (by stock split, reverse stock split, reclassification, stock dividend, recapitalization or otherwise) or combine the outstanding shares of one class of Common Shares unless the outstanding shares of all classes of Common Shares shall be proportionately subdivided or combined, provided that this Section shall not apply to the reclassification taking effect upon the filing of these Restated Articles with the Secretary of State of Indiana.

         7.4.  Voting Rights.

                  (a) General. The holders of the Class A Shares and the Class B Shares shall vote as a single class in all matters submitted to a vote of the stockholders, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes, except (i) for the election of directors, which shall be governed by Subsections (b) and (c) below, (ii) with respect to any Going Private Transaction described in Subsection (e) below, which shall be governed by such Subsection, and (iii) as otherwise provided by law.

                  (b) Class A Directors. In the election of directors, the holders of Class A Shares shall be entitled by class vote, exclusive of all other stockholders, to elect two of the Corporation's directors (the "Class A Directors"), with each Class A Share entitled to one vote; provided, however, that each Class A Director must be qualified at the time of his or her election to be an Independent Director. Any vote by stockholders on the removal of a Class A Director shall only be by the class vote of the holders of Class A Shares.

                  (c) Other Directors. Except as provided in Subsection (b) above, the holders of Class A Shares and Class B Shares, voting as a single class, shall have the right to vote on the election or removal of all directors of the Corporation (other than directors, if any, who may be elected by the holders of Preferred Stock), with each Class A Share entitled to one vote and each Class B Share entitled to ten votes.

                  (d) Class A Director Vacancies. In the event of the death, removal or resignation of a Class A Director prior to expiration of the director's term, the vacancy on the Board of Directors created thereby may be filled by a majority of the directors then in office, although less than a quorum; provided, however, that any person appointed to fill a vacancy created by the death, removal or resignation of a Class A Director shall be an Independent Director. A director elected in such manner to fill such a vacancy shall hold office until the director's successor has been duly elected and qualified at a meeting of holders of Class A Shares duly called for such purpose.

                  (e) Going Private Transactions. With respect to any Going Private Transaction between the Corporation and (i) Smulyan, (ii) any Affiliate of Smulyan or (iii) any group of which Smulyan or any Affiliate of Smulyan is a member, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share and Class B Share entitled to one vote.

         7.5. Issuance of Common Shares. Each new issuance of Common Shares after the Effective Date shall be an issuance of Class A Shares unless (i) the Common Shares are issued to Smulyan or (ii) the Common Shares are issued or subject to a Qualified Voting Trust. In each event described in clauses (i) or
(ii) above, each Common Share issued shall be a Class B Share.

         7.6.  Conversion.

                  (a) Automatic Conversion on Effective Date. Each share of the Corporation's common stock issued and outstanding immediately prior to the Effective Date (the "Existing Common Shares") that is owned of record as of the Effective Date by Smulyan shall convert automatically and without the requirement of any further action into one fully paid and non-assessable Class B Share as of the Effective Date. Each of the Existing Common Shares not converted in accordance with the previous sentence shall convert automatically and without the requirement of any further action into one fully paid and non-assessable Class A Share as of the Effective Date.

                  (b) Voluntary Conversion. Each Class B Share shall be convertible, at the option of its holder, into one fully paid and non-assessable Class A Share at any time.

                  (c) Automatic Conversion.

                    (i) Each Class B Share shall convert automatically into one fully paid and non-assessable Class A Share upon the sale, gift or other transfer of such share, voluntarily or involuntarily, to a person or entity other than Smulyan or an Affiliate of Smulyan; provided, however, that the pledge of a Class B Share pursuant to a bona fide pledge as security for indebtedness owed to the pledgee shall not constitute a transfer for purposes of this Subsection (c) until such time as either (A) such share is registered in the name of the pledgee, (B) the pledgee acquires the right to vote such share and exercises such right, in which case the automatic conversion into a Class A Share shall be deemed to occur immediately prior to such vote, or (C) ownership of the pledged share is transferred pursuant to enforcement of such pledge to a person or entity other than Smulyan or an Affiliate of Smulyan.

                   (ii) All Class B Shares shall convert automatically into fully paid and non-assessable Class A Shares (on the basis of one Class A Share for each Class B Share) upon the earlier of (A) the death of Smulyan or (B) Smulyan's ceasing to own at least 1,520,000 Common Shares, as adjusted from time to time to account for any stock dividend in respect of the Common Shares or any stock split or reverse stock split of Common Shares.

                  (d) Voluntary Conversion Procedure. At the time of a voluntary conversion, the holder of Class B Shares shall deliver to the office of the Corporation or any transfer agent for the Common Shares (i) the certificate or certificates representing the Class B Shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and (ii) written notice to the Corporation stating that such holder elects to convert such share or shares and stating the names and addresses in which each certificate for Class A Shares issued upon such conversion is to be issued. Voluntary conversion shall be deemed to have been effected at the close of business on the date when such delivery is made to the Corporation of the shares to be converted, and the person or entity exercising such voluntary conversion shall be deemed to be the holder of record of the number of Class A Shares issuable upon such conversion at such time. The Corporation shall promptly deliver certificates evidencing the appropriate number of Class A Shares to such holder.

                  (e) Automatic Conversion Procedure. Upon the occurrence of the Event of Automatic Conversion pursuant to Section 7.6(a), each certificate previously representing Existing Common Shares that pursuant to Section 7.6(a) are converted into Class A Shares shall automatically and without the requirement of any further action represent the same number of Class A Shares. Promptly upon the occurrence of (i) the Event of Automatic Conversion pursuant to Section 7.6(a) with respect to those Existing Common Shares that are converted automatically into Class B Shares, or (ii) an Event of Automatic Conversion pursuant to Section 7.6(c), such that Class B Shares are converted automatically into Class A Shares, the holder of such converted shares shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Common Shares and shall give written notice to the Corporation, at such office (A) stating that the shares are being converted pursuant to an Event of Automatic Conversion into Class B Shares or Class A Shares as provided in Section 7.6(a) or (c), respectively, (B) specifying the Event of Automatic Conversion (and, if the occurrence of such event is within the control of the transferor, stating the transferor's intent to effect an Event of Automatic Conversion), (C) identifying the number of Existing Common Shares or Class B Shares being converted, and (D) setting out the name or names (with addresses) and denominations in which the certificate or certificates shall be issued, and instructions for the delivery thereof. Delivery of such notice together with the certificates representing the converted shares shall obligate the Corporation to issue and deliver, and thereupon the Corporation or its transfer agent shall promptly issue and deliver, at such stated address to such holder or to the transferee of the converted shares a certificate or certificates for the number and class of Common Shares to which such holder or transferee is entitled, registered in the name of such holder, the designee of such holder or transferee as specified in such notice. Nothing contained in this Subsection (e) or elsewhere in these Restated Articles shall be construed to permit or provide for (i) the transfer of any Class B Shares to any person or entity other than Smulyan or an Affiliate of Smulyan without the conversion of such Class B Shares into Class A Shares upon such transfer or (ii) the issuance of Class B Shares to any person or entity other than Smulyan or an Affiliate of Smulyan.

                  To the extent permitted by law, conversion pursuant to an Event of Automatic Conversion shall be deemed to have been effected as of the date and time at which the Event of Automatic Conversion occurs (such time being the "Conversion Time"). The person or entity entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares at and as of the Conversion Time. The rights as a holder of the converted shares shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by the holder to deliver the certificates or the notice required by this Subsection (e).

                  (f) Unconverted Shares; Notice Required. In the event of the conversion of less than all of the Class B Shares evidenced by a certificate surrendered to the Corporation in accordance with the procedures of Section 7.6(d) or (e), the Corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to such holder, a new certificate evidencing the number of Class B Shares not converted. Class B Shares shall not be transferred as Class B Shares on the books of the Corporation unless the Corporation shall have received from the holder thereof the written notice described herein.

                  (g) Reservation. The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued Class A Shares, for the purposes of effecting conversions, such number of duly authorized Class A Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Shares. The Corporation covenants that all the Class A Shares so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable. Subject to Article XI, the Corporation will take all such action as may be necessary to assure that all such Class A Shares may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Class A Shares may be listed.

         7.7. Consideration on Merger, Consolidation, etc. In any merger, consolidation or business combination, the consideration to be received per share by the holders of Class A Shares and Class B Shares must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that the voting rights provided in these Restated Articles differ between the Class A Shares and the Class B Shares.


                                  ARTICLE VIII

                                 Preferred Stock

         8.1. Terms of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, dividend rate, purchase or sinking funds, provisions for redemption, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

         8.2. Series A Convertible Exchangeable Redeemable Preferred Stock. The Corporation shall have a series of Preferred Stock established pursuant to
Section 8.1 with the following powers, designation, preferences and relative, participating, optional and other rights:

                  (a) Designation. The class shall consist of one hundred (100) shares of Preferred Stock, designated as "Series A Convertible Exchangeable Redeemable Preferred Stock" (hereinafter referred to as "Series A Preferred Stock").

                  (b) Dividends.

                      (1) The holders of shares of Series A Preferred Stock shall be entitled to receive, as a class, when and as declared by the Board of Directors, a dividend of shares of Series A Preferred Stock equal to 7.3125% of the then outstanding shares of Series A Preferred Stock, payable pro-rata to holders of Series A Preferred Stock on the first day of January and July of each year that any Series A Preferred Stock shall be outstanding, commencing January 1, 1992. At the option of the Corporation, the Corporation may pay the dividends provided for in this subsection in the form of cash instead of in the form of Series A Preferred Stock, or partly in cash and partly in stock. Any such payment in cash in lieu of distribution of Series A Preferred Stock shall be made at the rate of One Hundred Thousand Dollars ($100,000) per share of Series A Preferred Stock not distributed.

                      (2) Dividends upon the Series A Convertible Preferred Stock shall be cumulative and prior and in preference to any declaration or payment of any dividend on the common stock of the Corporation. Before any dividend on the common stock of the Corporation shall be declared or paid or set apart for payment, the holders of shares of Series A Convertible Preferred Stock shall be entitled to receive dividends, as prescribed in subparagraph (1) above, for all dividend periods ending on or before the date on which any dividend on any common stock is or is to be paid.

                      (3) In the event any shares of Series A Preferred Stock are redeemed pursuant to subsection (d), converted into the Corporation's common shares pursuant to subsection (e), or exchanged pursuant to subsection (f), and thereafter shares of Series A Preferred Stock remain outstanding, the dividend in subsection (b)(1) shall be reduced by multiplying the dividend immediately prior to such event by a fraction of which the numerator is the number of shares of Series A Preferred Stock outstanding immediately after such event and of which the denominator is the number of shares of Series A Preferred Stock outstanding immediately prior to such event.

                  (c) Voting. Except as required by law, the holders of Series A Preferred Stock shall not have the right to vote on any matter as a result of their ownership of Series A Preferred Stock.

                  (d) Redemption.

                      (1) Any shares of Series A Preferred Stock issued as dividends pursuant to Section 6.03(b)(1), and up to 2.625 shares of Series A Preferred Stock issued other than as dividends pursuant to Section 6.03(b)(1) may be redeemed in whole or in part at the option of the Corporation by resolution of its Board of Directors at any time at a price of One Hundred Thousand Dollars ($100,000) per share plus an amount equivalent to the amount of any dividends accrued thereon and remaining unpaid, whether declared or not, at the date of redemption.

                      (2) Not less than thirty (30) nor more than sixty (60) days previous to the date fixed for redemption by the Board of Directors, a notice specifying the time and place thereof shall be given to the holders of record of the Series A Preferred Stock to be redeemed by United States mail at their respective addresses as the same shall appear on the books of the Corporation; provided, however, that no failure to mail such notice, nor any defect therein, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any of the Series A Preferred Stock to be redeemed. Upon the redemption date the Corporation shall pay over the redemption price to the holders of the shares upon the endorsement and surrender of the certificates for such shares by the holders of the Series A Preferred Stock.

                      (3) On January 1, 1996 (the "Mandatory Redemption Date"), the Corporation shall redeem all outstanding shares of Series A Preferred Stock by paying therefor in cash One Hundred Thousand Dollars ($100,000) per share plus an amount in cash equal to all dividends on the Series A Preferred Stock accrued and unpaid, whether declared or not, to and including the Mandatory Redemption Date (the "Redemption Price"). Upon the Redemption Date, the Corporation shall pay over the Redemption Price to the holders of the Series A Preferred Stock upon the endorsement and surrender of the certificates for such shares by the holders of the Series A Preferred Stock.

                  (e) Conversion Into Common Shares.

                      (1) Conversion at Option of Corporation. The Corporation shall have the right, at any time including the Mandatory Redemption Date, to require all holders of Series A Preferred Stock to surrender such Series A Preferred Stock for conversion, at the principal office of the Corporation, at the Conversion Price as defined in and adjusted to the extent required under subsection (e)(2), upon ten (10) days' prior written notice to the holders thereof at the addresses appearing on the records of the Corporation; provided, however, that (i) the Corporation's common stock (or other securities into which, by reason of the operation of this subsection (e), the Series A Preferred Stock is convertible) has been publicly traded on a national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or any similar quotation system (whether or not continuously) for a period of 45 business days prior to such notice, (ii) the "Current Market Price" (as defined in subsection (e)(5)(I)) per share of the Corporation's common stock (or such other securities) as of the date of such notice shall exceed the Conversion Price in effect on the last day of the 30 consecutive business day period referred to in the definition of "Current Market Price" by the percentage specified below (the "Conversion Premium") applicable on such date and (iii) the Corporation shall not be in default under the terms of the Series A Preferred Stock. The Conversion Premiums applicable during each of the calendar quarters through the Mandatory Redemption Date are as follows:

                  1991        1992        1993       1994        1995
                  ----        ----        ----       ----        ----
   1st Qtr.        --        161.58%     215.53%    283.50%     369.14%

   2nd Qtr.        --        170.89      228.04     300.06      390.80%

   3rd Qtr.      138.94%     187.00      247.55     323.85      419.99%

   4th Qtr.      146.90      197.82      261.97     342.81      444.67%


Notwithstanding the foregoing, the Corporation shall not have the right to require conversion of the Series A Preferred Stock if during the 45 business day period prior to notice pursuant to this subsection (e)(1) there shall have occurred any event which, by reason of the operation of this subsection (e), has caused an adjustment of the Conversion Price, unless the Corporation could have required conversion of the Series A Preferred Stock immediately prior to such event. The Corporation shall not have the right to require conversion of less than all of the Series A Preferred Stock held by a particular holder.

                      (2) Conversion at Option of Holder. Any holder of Series A Preferred Stock shall have the right, at any time including the Mandatory Redemption Date, to convert his shares of Series A Preferred Stock into a number of shares of common stock of the Corporation equal to (A) the number of shares of Series A Preferred Stock so converted, times (B) a fraction equal to (i) $100,000.00, divided by (ii) a conversion price of $4,246.70 or, in case adjustment of such conversion price has taken place pursuant to the provisions of subsection (e)(5), then divided by the conversion price as last adjusted (such initial or adjusted conversion price being hereinafter referred to as the "Conversion Price"), upon surrender of all certificates for the Series A Preferred Stock so converted to the Corporation at the principal office of the Corporation together with written notice of election to convert executed by the holder (hereinafter referred to as the "Conversion Notice"), and specifying the name or names in which the shares of common stock deliverable upon such conversion shall be registered (subject to any applicable restrictions on transfer, including without limitation those in subsection (h)), with the addresses of the persons so named, and, if so required by the Corporation, accompanied by a written instrument or instruments of transfer in form satisfactory to the Corporation duly executed by the holder or his attorney duly authorized in writing; provided, however, that no holder of Series A Preferred Shares shall have the right to convert less than all Series A Preferred Shares held by such holder, and provided, further, that no holder of Series A Preferred Stock may convert his shares unless all holders of Series A Preferred Stock convert their shares at the same time. For convenience, the conversion of Series A Preferred Stock into shares of common stock of the Corporation or, by reason of the operation of this subsection (e), into any other shares of stock, other securities, property or cash of the Corporation or any other corporation is herein sometimes referred to as the conversion of Series A Preferred Stock.

                      (3) Delivery of Common Stock. As promptly as practicable after the surrender of certificates for Series A Preferred Stock for conversion pursuant to subsections (e)(1) or (e)(2), the Corporation shall deliver or cause to be delivered at the office where such certificates are so surrendered to or upon the written order of the holder thereof a certificate or certificates representing the number of shares of common stock into which such Series A Preferred Stock may be converted in accordance with the provisions of this subsection (e), registered in such name or names as are duly specified in the Conversion Notice. Subject to the following provisions of this subsection
(e)(3), such conversion shall be deemed to have been effected at the close of business on the date when the certificates representing the Series A Preferred Stock shall have been so surrendered for conversion, so that the rights of the holder of such Series A Preferred Stock such shall cease at such time and the person or persons duly named in the Conversion Notice shall be entitled to receive shares of common stock at such time, and such conversion shall be effected at the Conversion Price in effect at such time; provided, however, that no such surrender on any date when the stock transfer books of the Corporation shall be closed shall be effective to constitute the person or persons entitled to receive the shares of common stock upon such conversion as the record holder or holders of such shares of common stock on such date, but such surrender shall be effective to constitute such person or persons as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open and such conversion shall be effected at the Conversion Price in effect at the close of business on such next succeeding day.

           In the event that a holder of Series A Preferred Stock should fail to surrender his certificates for such stock within ten (10) days after written notice by the Corporation pursuant to subsection (e)(1), such stock shall be deemed to have been surrendered as of the tenth (10th) day following such notice and all rights of the holder of the Series A Preferred Stock as such shall cease and the holder shall be treated as a holder of the number of shares of common stock to which such holder would be entitled.

           If the last day for the exercise of the conversion right at the place of surrender shall not be a business day, then the last day for the exercise of such right at such place shall be the next succeeding business day.

                      (4) Dividend Adjustment. A holder of Series A Preferred Stock shall receive a cash payment upon conversion of such Series A Preferred Stock in respect of dividends accrued thereon and undistributed to the date of conversion.

                      (5) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustments as follows:

                           (A) In case the Corporation shall (i) pay or make a dividend or other distribution on the outstanding shares of its common stock in shares of its common stock, (ii) subdivide or reclassify the outstanding shares of its common stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of its common stock into a smaller number of shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or subject to such subdivision, combination or reclassification shall be proportionately adjusted so that a holder of Series A Preferred Stock shall be entitled to receive, upon conversion thereof, the number of shares of common stock which the holder would have owned at the opening of business on the day following the date fixed for such determination had such Series A Preferred Stock been converted immediately prior to such time.

                           (B) In case the Corporation shall issue rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of common stock at a price per share less than the Current Market Price (as defined below) per share of common stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of common stock which the aggregate offering price of the total number of shares of common stock so offered for subscription would purchase at such Current Market Price per share, and of which the denominator shall be the number of shares of common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of common stock so offered for subscription or purchase, such reduction of the Conversion Price to become effective immediately after the opening of business on the day following the date fixed for such determination.

                           (C) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its common stock (i) shares of capital stock of any class other than its common stock, (ii) evidences of its indebtedness or (iii) assets (excluding any rights or warrants referred to in subparagraph (B) of this subsection
           (e)(5), any cash dividend or distribution lawfully paid under the laws of the state of incorporation of the Corporation, and any dividend or distribution referred to in subsection (e)(5)(A)), the Conversion Price shall be adjusted so that the same shall equal the ratio determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price (as defined below) per share of common stock on the date fixed for such determination less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive and described in a Board resolution certified by the Secretary of the Corporation and delivered to the holders of the Series A Preferred Stock) of the portion of the shares of capital stock or evidences of indebtedness or assets so distributed applicable to one share of common stock, and of which the denominator shall be such Current Market Price per share of common stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

                           (D)  In case the Corporation shall issue any
           securities convertible into or exchangeable for its common stock (other than securities issued in transactions described in subsections (e)(5)(B) and (e)(5)(C) above), so long as such securities may be converted or exchanged within four years following the issuance thereof, for a consideration per share of the Corporation's common stock less than the Current Market Price per share in effect immediately prior to the issuance of such securities, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the ratio determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of common stock outstanding immediately prior to the issuance of such securities plus the number of shares of common stock which the aggregate consideration received for such securities would purchase at such Current Market Price per share, and of which the denominator shall be the number of shares of common stock outstanding immediately prior to such issuance plus the maximum number of shares of common stock deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Upon the termination of the right to convert or exchange such securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of common stock actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Corporation for such securities.

                           (E)  In case of any reclassification of the
           Corporation's common stock (including any reclassification upon a consolidation or merger in which the Corporation is the continuing corporation) into securities other than the Corporation's common stock, the Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of such securities receivable upon such reclassification by a holder of the number of shares of common stock into which such Series A Preferred Stock would be convertible immediately prior to such reclassification.

                           (F) In case the Corporation shall issue shares of its common stock for a consideration per share less than 95 percent of the Current Market Price per share of its common stock on the date the Corporation fixes the offering price of such additional shares, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the ratio determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of the Corporation's common stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of common stock which the aggregate consideration received for the issuance of such additional shares would purchase at such Current Market Price per share of common stock, and of which the denominator shall be the number of shares of common stock outstanding immediately after the issuance of such additional shares. There shall be no adjustment, however, pursuant to this subparagraph (F) with respect to any shares of common stock issued (i) in any of the transactions described in subparagraph (A) above where there has been an adjustment, (ii) upon conversion or exchange of securities convertible into or exchangeable for common stock where there has been an adjustment, (iii) under employee benefit plans adopted by the Corporation's Board of Directors, or (iv) upon exercise of rights or warranties issued in a bona fide public offering pursuant to a firm commitment underwriting, but only if no adjustment is required pursuant to this subsection
           (e)(5) with respect to the transaction giving rise to such rights.

                           (G) No adjustment of the Conversion Price pursuant to this Subsection (e) shall be made in any instance where the adjustment would be less than twenty-five cents ($.25) per share, but any such adjustment that would otherwise be required to be made will be taken into account in the computation of any subsequent adjustment.

                           (H) For purposes of this subsection (e)(5), if the Corporation receives consideration other than cash for any of its securities, the value of such consideration is to be determined by the Board of Directors of the Corporation in the exercise of its reasonable business judgment and the basis for such valuation shall be included in any certificate delivered by the Corporation pursuant to subsection (e)(8) or (e)(9) hereof.

                           (I) For purposes of this subsection (e), the term "Current Market Price" per share at any date shall be deemed to be the average of the daily closing prices for 30 consecutive business days commencing 45 business days before such date. The closing price for each day shall be (i) the last reported sale price or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices, in either case on the principal national securities exchange registered under the Securities Exchange Act of 1934 on which the Corporation's common stock is admitted to trading or listed, or (ii) if not listed or admitted to trading on any national securities exchange, the mean between the closing high bid and low asked quotations of the Corporation's common stock on the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (iii) if not so listed or admitted for trading on such exchange and if not so quoted, the mean between the high bid and low asked quotations for the Corporation's common stock as reported by the National Quotation Bureau Incorporated or such other nationally recognized quotation service selected by the Corporation for that purpose (if said Bureau is not at the time furnishing quotations), if at least two securities dealers have inserted both bid and asked quotations for the Corporation's common stock on at least 5 of the 10 trading days preceding such valuation date. If none of the conditions set forth above is met, unless the holder of the Series A Preferred Stock and the Corporation otherwise agree, the closing price of the Corporation's common stock on any day or the average of such closing prices for any period shall be the fair market value of such common stock as determined by a member firm of the New York Stock Exchange, Inc. mutually acceptable to the holder of the Series A Preferred Stock and the Corporation.

                      (6) Provisions in Case of Consolidation, Merger or Sale of Assets. In case of any consolidation or merger to which the Corporation is a party (other than a consolidation or merger in which the Corporation is the continuing corporation and in which no change is made in the provisions of the outstanding common stock of the Corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, the corporation formed by such consolidation or the corporation resulting from such merger or the corporation which shall have acquired such assets, as the case may be, shall execute and deliver a supplemental agreement which will provide that the holders of Series A Preferred Stock shall have the right during the period the Series A Preferred Stock shall be convertible as specified in this subsection (e) to convert shares of Series A Preferred Stock into the kind and amount of securities, property or cash receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of the Corporation's common stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer. Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this subsection (e). The above provisions of this subsection (e)(6) shall similarly apply to successive consolidations, mergers, sales or transfers.

                      (7) Adjustment in the Event of Liquidation. In the event that the Corporation shall make any distribution of at least 5 percent of its total net assets upon or with respect to its common stock, as a liquidating or partial liquidating dividend, or other than as a dividend lawfully payable under the laws of the state of incorporation of the Corporation, each holder of the Series A Preferred Stock shall, upon the exercise of his right to convert after the record date for such distribution or, in the absence of a record date, after the date of such distribution, receive, in addition to the shares into which his Series A Preferred Stock is then convertible, the amount of such assets (or, at the option of the Corporation, a sum equal to the value thereof at the time of distribution as determined by the Board of Directors in its sole discretion) which would have been distributed to such holder of the Series A Preferred Stock if he had exercised his right to convert immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

                      (8) Notice of Certain Corporate Action. In case the Corporation shall intend to take any action which, pursuant to this subsection
(e), would result in an adjustment of the Conversion Price, then the Corporation shall cause to be delivered to the holders of the Series A Preferred Stock, at least 20 days prior to the date on which a record is to be taken for purposes of such action, a notice setting forth the nature of such action, the record date pertaining to such action and the Conversion Prices before and immediately following such action.

                      (9) Notice of Adjustment of Conversion Price. Whenever the Conversion Price is adjusted as provided in this subsection (e), the Corporation shall prepare an officer's certificate executed by the Chief Financial Officer of the Corporation and approved by the Corporation's independent public accountants setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such officer's certificate shall be delivered to the holders of the Series A Preferred Stock as soon as reasonably practicable.

                      (10) Corporation to Reserve Common Stock. Consistent with its obligations under this Section 6.03 the Corporation shall at all times reserve and keep available a sufficient number of shares of its common stock which shall be delivered by the Corporation upon the conversion of the Series A Preferred Stock as provided in this subsection (e).

                      (11) Taxes on Conversion The Corporation will pay any and all stamp and similar taxes that may be payable in respect of the issue or delivery of shares of its common stock upon conversion of the Series A Preferred Stock pursuant to this subsection (e). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of its common stock in a name other than that of the holder of the Series A Preferred Stock at the time of conversion and no such issue or delivery shall take place until the holder in such case has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

                 (f) Exchange of Series A Preferred Stock. The Corporation shall have the right, at any time including the Mandatory Redemption Date, to require any holder of Series A Preferred Stock to surrender all of such Series A
Preferred Stock for exchange, at the principal office of the Corporation, into junior subordinated notes (the "Exchange Notes") at an exchange ratio of $100,000.00 in aggregate principal amount of Exchange Notes per share of Series A Preferred Stock exchanged, upon ten (10) days' prior written notice to the holder at the address appearing on the records of the Corporation. Any accrued and unpaid dividends at the time of any such exchange shall be paid at the time of the exchange. The Exchange Notes (i) shall mature on the Mandatory Redemption Date, (ii) shall be subordinate to all other indebtedness of the Corporation,
(iii) shall bear a coupon rate of 14-5/8% per annum with interest payable semi-annually on January 1 and July 1, and (iv) shall be convertible into the Corporation's common stock to the same extent as, and have terms substantially equivalent to those of, the Series A Preferred Stock.

                 (g)  Priority in Event of Dissolution.

                      (1) Subject to the remaining provisions of this subsection (g), the Series A Preferred Stock shall be preferred over the Corporation's common stock as to the net assets of the Corporation, no matter how or in what categories such net assets are reflected on its balance sheet.

                      (2) In event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after due payment or provision for payment of the debts or other liabilities of the Corporation as required by law, the holders of the Series A Preferred Stock shall be entitled to receive out of the net assets of the Corporation One Hundred Thousand Dollars ($100,000) cash for each share, plus an amount equivalent to the amount of any dividends accrued thereon and remaining unpaid at the date of such liquidation, dissolution or winding up of the Corporation, before any distribution shall be made to the holders of the common stock.

                      (3) If, upon any dissolution, liquidation, or winding up, the net assets of the Corporation distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the preferential amounts to which such holders are entitled, then such net assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

                 (h) Restrictions on Transfer. The transfer of any share of Series A Preferred Stock, except to affiliates (as defined herein) shall be conditioned upon the concurrent transfer of all outstanding shares of Series A Preferred Stock to the same transferee, and the Series A Preferred Stock may only be converted as provided in subsection (e) all at the same time. For purposes of this subsection (h), and only for such purposes, an "affiliate" of any person shall include any general partner, limited partner, direct or indirect wholly-owned subsidiary or parent corporation of such person or any affiliate of any of the foregoing.

           8.3. Series B Preferred Stock. The Corporation shall have a series of

Preferred Stock established pursuant to Section 8.1 with the following powers, designation, preferences and relative, participating, optional and other rights:

     (a) Designation. The class shall consist of two hundred (200) shares of Preferred Stock, designated as "Series B Preferred Stock" (hereinafter referred to as "Series B Preferred Stock"). The stated amount of the Series B Preferred Stock shall be One Hundred Thousand Dollars ($100,000) per share.

     (b) Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank prior to the common stock of the Corporation (all equity securities of the Corporation to which the Series B Preferred Stock ranks prior, including the common stock of the Corporation, are collectively referred to herein as the "Junior Securities") and on a parity with the Series A Preferred Stock (as defined in
Section 8.2(a)) (all equity securities of the Corporation with which the Series B Preferred Stock ranks on a parity, including the Series A Preferred Stock, are collectively referred to herein as the "Parity Securities").

     (c) Dividends.

     (i) The holders of shares of Series B Preferred Stock shall be entitled to receive, as a class, when and as declared by the Board of Directors, a dividend of shares of Series B Preferred Stock at the annual rate of 4% of the stated amount of the outstanding shares of Series B Preferred Stock from time to time, payable pro rata to holders of Series B Preferred Stock in semi-annual payments on the first day of June and December of each year (each, a "Dividend Payment Date") that any Series B Preferred Stock shall be outstanding, commencing December 1, 1993, provided that with respect to the first Dividend Payment Date, the dividend payable on such date shall accrue from May 28, 1993. At the option of the Corporation, the Corporation may pay any dividend which may be paid in the form of Series B Preferred Stock in the form of cash instead, or partly in cash and partly in stock. Any such payment in cash in lieu of distribution of Series B Preferred Stock shall be made at the rate of One Hundred Thousand Dollars ($100,000) per share of Series B Preferred Stock not distributed.

     (ii) Dividends upon the Series B Preferred Stock shall be cumulative and prior and in preference to any declaration or payment of any dividend on any Junior Security. Before any dividend on any such Junior Security shall be declared or paid or set apart for payment, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, as prescribed in Subparagraph (i) above, for all dividend periods ending on or before the date on which any dividend on any such Junior Security is or is to be paid.

     (iii) No full dividend shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Security for any period unless the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, as prescribed in Subparagraph (i) above, for all dividend periods ending on or before the date on which any dividends on any such Parity Security are or are to be paid. If any dividends are not paid in full, in accordance with the above sentence, upon the shares of the Series B Preferred Stock and any other Parity Security, all dividends declared upon the shares of the Series B Preferred Stock and any other Parity Security shall be declared pro rata so that the amount of dividends declared per share of the Series B Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such Parity Securities bear to each other.

     (iv) No full or partial dividend payable in the form of cash shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Security for any period unless, prior to or concurrently with such declaration, payment or setting apart for payment, as the case may be, all accrued and unpaid dividends on shares of the Series B Preferred Stock which are due and payable shall have been paid or be paid in cash and an amount of funds sufficient to pay in cash the dividends to be paid on the shares of Series B Preferred Stock on the next following Dividend Payment Date shall have been set apart by the Corporation for such purpose. If any dividends payable in cash are not paid or set apart by the Corporation in full in accordance with the above sentence upon the shares of the Series B Preferred Stock and any other Parity Security, all dividends payable in cash declared upon the shares of the Series B Preferred Stock and any other Parity Security shall be declared pro rata so that the amount of dividends payable in cash declared per share of the Series B Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such Parity Securities bear to each other.

     (d) Voting.

     (i) The holders of record of shares of Series B Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Subsection (d) or as otherwise provided by law.

     (ii) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66-2/3% of the shares of the Series B Preferred Stock then outstanding, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, at which the holders of Series B Preferred Stock shall vote separately as a class, (A) issue any Parity Security (except for the issuance of shares of Series A Preferred Stock as dividends on the outstanding shares of Series A Preferred Stock) or any equity security of the Corporation which ranks senior to the Series B Preferred Stock, whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise, or any obligation or security convertible into or evidencing the right to purchase any such equity security or (B) amend, alter or repeal any of the provisions of the Corporation's Articles of Incorporation by By-Laws so as to affect adversely the preferences, special rights or powers of the Series B Preferred

Stock.

     (iii) In the event that the Company shall fail to declare or pay dividends in cash or in shares of Series B Preferred Stock in accordance with Subsection (c) hereof for any two dividend periods then, unless the Corporation is prohibited by law from declaring or paying such dividends, at the option of a majority of the holders of the Series B Preferred Stock, the number of directors constituting the Board of Directors of the Corporation shall be increased by one to permit the holders of the Series B Preferred Stock to elect one member of the Board of Directors of the Corporation. The Corporation shall not take any action or fail to take any action which would give rise to any such prohibition. The holders of the Series B Preferred Stock, voting together as a separate class, shall thereupon have the exclusive right to elect one of the members of the Board of Directors immediately upon such failure to declare and pay dividends, unless the Corporation is prohibited by law from declaring or paying such dividends, and at every subsequent meeting at which the terms of office of the directors so elected by the holders of the Series B Preferred Stock expire.

     (iv) The right of the holders of the Series B Preferred Stock voting together as a separate class to elect a member of the Board of Directors of the Corporation as aforesaid shall continue until such time as the failure to declare or pay dividends as set forth in Subparagraph (iii) above shall no longer exist, at which time the special right of the holders of the Series B Preferred Stock so to vote as a class for the election of a director and the term of office of the director elected by the holders of the Series B Preferred Stock shall terminate and the directors elected by the holders of common stock shall constitute the entire Board of Directors of the Corporation. At any time after voting power to elect a director shall have become vested and be continuing in the holders of the Series B Preferred Stock pursuant to Subparagraph (iii) above, or if vacancies shall exist in the office of director elected by the holders of the Series B Preferred Stock, a proper officer of the Corporation may, and upon the written request of the holders of record of at least 20% of the shares of Series B Preferred Stock then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the holders of the Series B Preferred Stock for the purposes of electing a director. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meeting of stockholders. If such meeting shall not be called by the proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the holders of record of at least 20% of the outstanding shares of Series B Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of Series B Preferred Stock so designated shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

     (v) At any meeting held for the purpose of electing a director at which the holders of Series B Preferred Stock shall have the right, voting together as a separate class, to elect a director as aforesaid, the presence in person or by proxy of the holders of at least 33-1/3% of the outstanding shares of Series B Preferred Stock shall be required to constitute a quorum of such Series B Preferred Stock.

     (vi) In any case in which the holders of Series B Preferred Stock shall be entitled to vote pursuant to this Subsection (d) or pursuant to Indiana law, each holder of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock held.

     (e) Mandatory Redemption.

     (i) Unless sooner redeemed as provided herein, on June 1, 2001 (the "Mandatory Redemption Date"), the Corporation shall redeem all outstanding shares of Series B Preferred Stock by paying therefor in cash One Hundred Thousand Dollars ($100,000) per share plus an amount in cash equal to all dividends on the Series B Preferred Stock accrued and unpaid, whether declared or not, to and including the Mandatory Redemption Date (the "Mandatory Redemption Price"). On the Mandatory Redemption Date, the Corporation shall pay the Mandatory Redemption Price to the holders of the Series B Preferred Stock upon the endorsement and surrender of the certificates for such shares by the holders of the Series B Preferred Stock.

     (ii) If and so long as the Corporation shall be in default of its mandatory redemption obligations pursuant to Subparagraph (i) above with respect to the Series B Preferred Stock, the Corporation shall not (A) directly or indirectly (1) purchase, (2) redeem or (3) satisfy any mandatory redemption, sinking fund or other similar obligation in respect of (x) any Parity Security or (y) any warrants, rights or options exercisable for or convertible into any such Parity Security or (B) declare or pay any dividend or make any distributions on, or, directly or indirectly, purchase, redeem or satisfy any mandatory redemption, sinking fund or other similar obligation in respect of
(1) any Junior Security or (2) any warrants, rights or options exercisable for or convertible into any of the Junior Securities.

     (f) Optional Redemption by Holders of Series B Preferred Stock.

     (i) Upon the occurrence of an Option Redemption Event (as such term is defined in Subparagraph (v) below), the Corporation shall redeem all shares of Series B Preferred Stock delivered to the Corporation in accordance with Subparagraph (ii) below and shall pay to each holder of such shares an amount in cash per share equal to the price determined in accordance with Subparagraph
(iv) below (the "Option Redemption Price") as of the date of the Option Redemption Event.

     (ii) At least thirty-five (35) days but not more than forty-five (45) days prior to the occurrence of an Option Redemption Event the Corporation shall deliver to each holder of Series B Preferred Stock a notice by first class mail stating the date on which the Option Redemption Event will occur (the "Option Redemption Date") and that each holder of Series B Preferred Stock may, at such holder's option, require the Corporation to redeem, upon the occurrence of such Option Redemption Event, all shares of Series B Preferred Stock delivered to the Corporation by such holder prior to the Option Redemption Date specified in such notice. Each holder of Series B Preferred Stock may elect to have the Corporation redeem all or any portion of the shares of Series B Preferred Stock held by such holder by delivering the certificate(s) of share(s) to be redeemed to the Corporation at its principal executive offices.

     (iii) If the Option Redemption Event shall be aborted or cancelled, the Corporation shall (A) mail a notice by first class mail to each holder of Series B Preferred Stock stating that the notice delivered pursuant to Subparagraph (ii) above has been rescinded and (B) return the certificates of Series B Preferred Stock delivered to the Corporation pursuant to Subparagraph
(ii) above to the respective holders thereof.

     (iv) The Option Redemption Price per share as of the date of any Redemption Event during any of the 12-month periods specified in the table below shall equal the quotient of (x) the sum of (A) the amount set forth opposite the applicable period under the heading "Redemption Price" plus (B) the product of (1) a fraction the numerator of which is the number of calendar days actually elapsed as of such date since the last day of the immediately preceding period, or, with respect to the first such period, since May 28, 1993, and the denominator of which is 365 or 366, as the case may be, and (2) the amount set forth under the heading "Yearly Increment" opposite the applicable Redemption Price and (y) the number of shares of Series B Preferred Stock outstanding on such date:

     Period (inclusive)    Redemption Price    Yearly Increment

     6/1/93 to 5/31/94       $ 4,247,161          $  668,928
     6/1/94 to 5/31/95       $ 4,916,089          $  774,284
     6/1/95 to 5/31/96       $ 5,690,373          $  896,233
     6/1/96 to 5/31/97       $ 6,586,606          $1,037,391
     6/1/97 to 5/31/98       $ 7,623,997          $1,200,780
     6/1/98 to 5/31/99       $ 8,824,777          $1,389,901
     6/1/99 to 5/31/00       $10,214,678          $1,608,813
     6/1/00 to 5/31/01       $11,823,491          $1,862,200

     (v)  As used in this Subsection (f), "Option Redemption Event" shall mean:

            (A) the consummation of any consolidation or merger of the Corporation with or into any other entity;

            (B) the consummation of any sale, transfer or other disposition of all or substantially all of the assets or business of the Corporation to any entity other than a wholly owned subsidiary of the Corporation;

            (C)  the Corporation shall, directly or indirectly, (1) purchase,
       (2) redeem or (3) satisfy any mandatory redemption, sinking fund or other similar obligation in respect of (x) any Junior Security or (y) any warrants, rights or options exercisable for or convertible into any of the Junior Securities; or

            (D) The making of any Restricted Payment if at the time of such Restricted Payment (1) a default or event of default with respect to the Senior Subordinated Debentures shall have occurred and be continuing; or
       (2) after giving effect to such Restricted Payment, the sum of the aggregate amount expended by the Corporation after the Cut-Off Date for all Restricted Payments (the amount so expended, if other than in cash, to be determined by the Board of Directors, whose reasonable determination shall be conclusive and evidenced by a resolution of the Board of Directors) shall exceed the sum of (x) an amount equal to the excess, if any, of the Cumulative Consolidated Cash Flow of the Corporation and its Subsidiaries over 1.5 times the Cumulative Consolidated Interest Expense of the Corporation and its Subsidiaries plus (y) the net cash proceeds of, and the fair market value of marketable securities (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) received by the Corporation from, the issuance or sale after the Cut-Off Date of its Capital Stock (other than Redeemable Stock or Capital Stock of the Corporation issued to any Subsidiary of the Corporation) or warrants for such Capital Stock, from other equity contributions after the Cut-Off Date or from debt securities of the Corporation issued after the Cut-Off Date by the Corporation and converted into or exchanged for Capital Stock (other than Redeemable Stock) of the Corporation or warrants for such Capital Stock plus (z) Five Million Dollars ($5,000,000).

       As used in this Clause (D), the following terms shall have the meanings ascribed to them below:

            "Affiliate": with respect to a Person, shall mean another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such first Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

            "Capital Lease": shall mean any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

            "Capital Stock": shall mean any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock of the Corporation.

            "Consolidated Interest Expense": shall mean, for any period, the aggregate interest expense of the Corporation and its Subsidiaries for such period (including amortization of deferred debt issuance cost, original issue discount and non-cash interest payments or accruals and the interest component of Capital Leases), determined on a consolidated basis in accordance with GAAP.

            "Consolidated Net Income": shall mean, for any period, the net income (or loss) of the Corporation and its Subsidiaries for such period taken as a single accounting period determined on a consolidated basis in accordance with GAAP, excluding the effect of extraordinary or unusual gains or losses, gains or losses in respect of the sale, lease, conveyance or other disposition of assets not in the ordinary course of business and the cumulative effect of changes in accounting principles.

            "Cumulative Consolidated Cash Flow": shall mean, for the period beginning June 1, 1993 through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, the sum of (i) Consolidated Net Income,
       (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) other non-operating expenses, (v) depreciation expense,
       (vi) amortization expense, (vii) the effect on Consolidated Net Income of trade/barter transactions, (viii) non-cash compensation expense and
       (ix) other non-cash items reducing Consolidated Net Income, minus non-operating income, all as determined on a consolidated basis for the Corporation and its Subsidiaries in accordance with GAAP.

            "Cumulative Consolidated Interest Expense": shall mean, for the period beginning June 1, 1993 through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, the aggregate interest expense of the Corporation and its Subsidiaries for such period (including amortization of deferred debt issuance cost, original issue discount and non-cash payments or accruals and the interest component of Capital Leases), determined on a consolidated basis in accordance with GAAP.

            "Currency Agreement": shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect a Person or any of its Subsidiaries against fluctuations in currency values.

            "Cut-Off Date":  shall mean May 28, 1993.

            "GAAP": shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, consistently applied, which are applicable to the circumstances as of the date of determination.

            "Indebtedness": shall mean, without duplication, with respect to any Person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition and obligations in respect of Currency Agreements and Interest Swap Obligations. Without limiting the generality of the foregoing, "Indebtedness" shall include the Series B Preferred Stock outstanding on the Cut-Off Date or subsequently issued as a dividend in respect of such shares, or the obligation to redeem such shares in accordance with the terms thereof in effect on the Cut-Off Date; provided that "Indebtedness" shall in no event include the Series A Preferred Stock outstanding on the Cut-Off Date or subsequently issued as a dividend in respect of such shares, or the obligation to redeem such shares in accordance with the terms thereof in effect on the Cut-Off Date.

            "Interest Swap Obligations": shall mean the obligations of any Person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

            "Person": shall mean an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Redeemable Stock": shall mean stock of the Corporation that by its terms or otherwise is required to be redeemed, or is redeemable at the option of the holders thereof other than the Series A Preferred Stock or the Series B Preferred Stock outstanding on the Cut-Off Date or subsequently issued as a cumulative dividend in respect of shares of such preferred stock in accordance with the terms of such preferred stock in effect on the Cut-Off Date.

            "Related Person":  shall mean (i) any Affiliate of the Corporation,
       (ii) any individual or entity who directly or indirectly holds 5% or more of the Capital Stock of the Corporation, (iii) any relative of such individual by blood, marriage or adoption not more remote than first cousin and (iv) any officer or director of the Corporation; provided that the term "Related Person" shall not include Nomura Securities International, Inc., any Affiliate thereof or any employee of Nomura Securities International, Inc. or any such Affiliate.

            "Restricted Payment": shall mean (1) any declaration or payment of any dividend or the making of any distribution on any Capital Stock or to the holders of Capital Stock in respect of such stock (other than dividends or distributions payable in the Corporation's common stock (other than Redeemable Stock) or in shares of Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to purchase the Company's common stock (other than Redeemable Stock) or such Capital Stock (other than Redeemable Stock)), (2) any purchase, redemption or other acquisition or retirement for value, or the purchase, redemption or other acquisition or retirement for value, directly or indirectly, by a Subsidiary of the Corporation, of any Capital Stock (other than in exchange for Capital Stock (other than Redeemable Stock) or options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock)) or (3) the incurrence, creation, assumption or existence of any guarantee of Indebtedness of, or the making of any loan for advancement to, or other investment, by the Corporation or by any of its Subsidiaries, in any Related Person of the Corporation (other than a Subsidiary of the Corporation) excluding any transaction with an officer or director of the Corporation entered into in the ordinary course of business or constituting reasonable compensation to or employee benefit arrangements for such officer or director of the Corporation; provided that the following shall not constitute Restricted Payments: (x) the payment of any dividend within sixty (60) days of declaration thereof, if at such date of declaration such payment would comply with the foregoing provision; (y) the acquisition, redemption or retirement of Redeemable Stock in exchange for Capital Stock that is not Redeemable Stock and is not exchangeable for or convertible into Redeemable Stock or Indebtedness of the Corporation or any of its Subsidiaries; or (z) the redemption of the Series A Preferred Stock in accordance with the terms thereof in effect on the Cut-Off Date.

            "Senior Subordinated Debenture":  shall mean the Corporation's 12%

       Senior Subordinated Notes due 2003 in an aggregate principal amount of Fifty Million Dollars ($50,000,000) dated as of May 28, 1993.

            "Subsidiary": shall mean any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     (g) Optional Redemption by the Corporation.

     (i) If the Corporation shall have delivered a notice to each of the holders of Series B Preferred Stock pursuant to Subparagraph (ii) below, the Corporation shall be entitled to redeem and shall redeem, upon the occurrence of a Corporation Redemption Event (as such term is defined in Subparagraph (v) below), all outstanding shares of Series B Preferred Stock at a price per share equal to the price determined in accordance with Subparagraph (iv) below (the "Corporation Redemption Price") and which Corporation Redemption Price shall be payable to each holder of Series B Preferred Stock in cash.

     (ii) The Corporation may elect, no later than thirty (30) days but no earlier than forty-five (45) days prior to the occurrence of a Corporation Redemption Event, to redeem all outstanding shares of Series B Preferred Stock by delivering to each holder thereof a redemption notice by first class mail stating the date on which such Corporation Redemption Event will occur and that the Corporation shall redeem all outstanding shares of Series B Preferred Stock on such date.

     (iii) If the Corporation Redemption Event shall be aborted or cancelled, the Corporation shall mail a notice by first class mail to each holder of Series B Preferred Stock stating that the notice delivered pursuant to Subparagraph (ii) above has been rescinded.

     (iv) The Corporation Redemption Price per share as of the date of any Corporation Redemption Event during any of the 12-month periods specified in the table below shall equal the quotient of (x) the sum of (A) the amount set forth opposite the applicable period under the heading "Redemption Price" plus
(B) the product of (1) a fraction the numerator of which is the number of calendar days actually elapsed as of such date since the last day of the immediately preceding period, or, with respect to the first such period, since May 28, 1993, and the denominator of which is 365 or 366, as the case may be, and (2) the amount set forth under the heading "Yearly Increment" opposite the applicable Redemption Price and (y) the number of shares of Series B Preferred Stock outstanding on such date:

     Period (inclusive)    Redemption Price    Yearly Increment

     6/1/93 to 5/31/94       $ 4,247,161          $  668,928
     6/1/94 to 5/31/95       $ 4,916,089          $  774,284
     6/1/95 to 5/31/96       $ 5,690,373          $  896,233
     6/1/96 to 5/31/97       $ 6,586,606          $1,037,391
     6/1/97 to 5/31/98       $ 7,623,997          $1,200,780
     6/1/98 to 5/31/99       $ 8,824,777          $1,389,901
     6/1/99 to 5/31/00       $10,214,678          $1,608,813
     6/1/00 to 5/31/01       $11,823,491          $1,862,200

     (v) As used in this Subsection (g), "Corporation Redemption Event" shall mean:

            (A) the consummation of any consolidation or merger of the Corporation with or into any other entity and in connection with which the holders of Series B Preferred Stock are entitled under the Indiana Business Corporation Law to vote as a separate class and the Corporation shall have failed to obtain the affirmative vote or consent of the holders of at least 66-2/3% of the shares of Series B Preferred Stock voting separately as a class; or

            (B) the consummation of any sale, transfer or other disposition of all or substantially all of the assets or business of the Corporation to any entity other than a wholly owned subsidiary of the Corporation and in connection with which the holders of Series B Preferred Stock are entitled under the Indiana Business Corporation Law to vote as a separate class and the Corporation shall have failed to obtain the affirmative vote or consent of the holders of at least 66-2/3% of the shares of Series B Preferred Stock voting separately as a class.

     (h) Priority in Event of Dissolution.

     (i) Subject to the remaining provisions of this Subsection (h), the Series B Preferred Stock shall be preferred over the Junior Securities as to the net assets of the Corporation, no matter how or in what categories such net assets are reflected on its balance sheet.

     (ii) In event of any voluntary or involuntary dissolution, liquidation, winding-up of the Corporation, after due payment or provision for payment of the debts or other liabilities of the Corporation as required by law, the holders of the Series B Preferred Stock shall be entitled to receive out of the net assets of the Corporation for each share an amount in cash equal to the Series B Distribution Amount (as determined in accordance with Subparagraph
(iii) below).

     (iii) The Series B Distribution Amount per share as of the date of any distribution made pursuant to Subparagraph (ii) above shall be equal to the quotient of (A) Ten Million Dollars ($10,000,000) plus all dividends accrued, whether paid or unpaid, from May 28, 1993 to such date at the rate set forth in Subparagraph (i) of Subsection (c) above and (B) the number of shares of Series B Preferred Stock outstanding on such date.

     (iv) If, upon any dissolution, liquidation, or winding-up, the net assets of the Corporation are insufficient to pay in full the preferential amounts payable to the holders of outstanding shares of the Series B Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.



                                   ARTICLE IX

                               Board of Directors

     The number of directors constituting the Board of Directors as of the Effective Date shall be nine (9). Thereafter, the number of directors shall be fixed by the By-Laws of the Corporation.

                                   ARTICLE X

                           Control Share Acquisitions

     Chapter 42 of the Act (I.C. 23-1-42) shall not apply to control share acquisitions of shares of capital stock of the Corporation.


                                   ARTICLE XI


                                Alien Ownership

     The following provisions are included in these Restated Articles for the purpose of ensuring that control and management of the Corporation complies with the Communications Act of 1934 and the rules, regulations and policies of the Federal Communications Commission as amended from time to time (collectively, the "Communications Act"):

     (a) The Corporation (i) shall not issue to or for the account of (A) a person who is a citizen of a country other than the United States; (B) an entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States;
(C) a government other than the government of the United States or of any state, territory, or possession of the United States; or (D) a representative of, or an individual or entity controlled by, any of the foregoing (each person or entity described in any of the foregoing clauses (A) through (D), an "Alien") any share of capital stock of the Corporation if such issuance would cause the total capital stock of the Corporation held or voted by Aliens to exceed, in violation of the Communications Act, 25% of (1) the total capital stock of the Corporation outstanding at any time or (2) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time, and (ii) shall not permit the transfer on the books of the Corporation of any capital stock to any Alien that would result in the total capital stock of the Corporation held or voted by Aliens to exceed such 25% limits in violation of the Communications Act.

     (b) No Alien or Aliens, individually or collectively, shall be entitled to vote or direct or control the vote of more than 25% of (i) the total capital stock of the Corporation outstanding at any time or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time, if to do so would violate the Communications Act.

     (c) No Alien shall be qualified to act as an officer of the Corporation and no more than one-fourth of the total number of directors of the Corporation at any time may be Aliens, in either case if such would violate the Communications Act.

     (d) The Board of Directors shall have all powers necessary to implement the provisions of this Article and to ensure compliance with the alien ownership restrictions (the "Alien Ownership Restrictions") of the Communications Act, including, without limitation, the power to prohibit the transfer of any shares of capital stock of the Corporation to any Alien and to take or cause to be taken such action as it deems appropriate to implement such prohibition. Without limiting the generality of the foregoing and notwithstanding any other provision of these Restated Articles to the contrary, any shares of capital stock of the Corporation (other than the Series A Preferred Stock and the Series B Preferred Stock) determined by the Board of Directors to be owned beneficially by an Alien or Aliens shall always be subject to redemption by the Corporation by action of the Board of Directors to the extent necessary in the judgment of the Board of Directors to comply with the Alien Ownership Restrictions. The terms and conditions of such redemption shall be as follows:

     (i) The redemption price of the shares to be redeemed pursuant to this Article shall be equal to the lower of (A) the fair market value of the shares to be redeemed, as determined in good faith by the Board of Directors in good faith, and (B) such Alien's purchase price of such shares;

     (ii) The redemption price of such shares may be paid in cash, securities or any combination thereof;

     (iii) If less than all the shares held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;

     (iv) At least ten (10) days' written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

     (v) From and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof shall thereafter be entitled only to receive the cash or securities payable upon redemption; and

     (vi) Such other terms and conditions as the Board of Directors shall determine.

For purposes of this Article, the determination of the beneficial ownership of shares of capital stock of the Corporation shall be made pursuant to Rule 13d-3, 17 C.F.R. Section 240.13d-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended, or in such other manner as determined in good faith by the Board of Directors to be fair and equitable.


                                  ARTICLE XII

                                Indemnification

     12.1. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation, or who, while serving as such a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by such person in accordance with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity, was in the best interests of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

     12.2. Authorization of Indemnification. To the extent that a director or officer of the Corporation has been wholly successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in
Section 12.1, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 12.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the director or officer is permissible in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (ii) if a quorum cannot be obtained under clause (i), by a majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (iii) by special legal counsel (A) selected by the Board of Directors or its committee in the manner prescribed in clauses (i) or (ii), or (B) if a quorum of the Board of Directors cannot be obtained under clause (i) and a committee cannot be designated under clause (ii), selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate); or (iv) by the stockholders, but shares owned by or voted under the control of directors or officers who are at the time parties to such action, suit or proceeding may not be voted on the determination.

     Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under foregoing clause (iii) to select counsel.

     12.3. Good Faith. For purposes of any determination under Section 12.1, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 12.1 if his or her action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (i) one or more officers or employees of the Corporation or other enterprise whom he or she reasonably believes to be reliable and competent in the matters presented;
(ii) legal counsel, public accountants, appraisers or other persons as to matters he or she reasonably believes are within the person's professional or expert competence; or (iii) a committee of the Board of Directors of the Corporation or other enterprise of which the person is not a member if he or she reasonably believes the committee merits confidence. The term "other enterprise" as used in this Section 12.3 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, partner, trustee, employee or agent. The provisions of this Section 12.3 shall not be exclusive or limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 12.1.

     12.4. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 12.2, upon receipt of the director or officer's written affirmation of his or her good faith belief that he or she has met the standard of conduct described in Section 12.1 and upon receipt of a written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she did not meet the standard of conduct set forth in this Article XII, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article XII.

     12.5. Other Indemnitees. The Corporation may, by action of its Board of Directors, indemnify employees and agents of the Corporation with the same scope and effect and pursuant to the same procedures as provided in this
Article XII for directors and officers.

     12.6. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Restated Articles of Incorporation, the Corporation's By-Laws, any resolution of the Board of Directors or stockholders, any other authorization, whenever adopted, after notice, by a majority vote of all voting shares of the Corporation then outstanding, or any contract, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to serve in his or her official capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     12.7. Vested Right to Indemnification. The right of any person to indemnification under this Article shall vest at the time of occurrence or performance of





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any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 12.1 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this Article XII, the right of any person to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

     12.8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

     12.9.  Additional Definitions.  For purposes of this Article:

     (i) References to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (ii) Serving an employee benefit plan at the request of the Corporation shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article.

     (iii) The term "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

     (iv) The term "official capacity," when used with respect to a director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a director, shall mean the office in the Corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.


                                  ARTICLE XIII

                                  Severability

     In the event that any Article or Section (or portion thereof) of these Restated Articles shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions, or portion thereof, of these Restated Articles shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of these Restated Articles remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders notwithstanding any such findings.

9788